Exhibit 99.1

Contact:
Alex Stanton
Stanton Public Relations and Marketing
(212) 780-0701

•	FOR IMMEDIATE RELEASE

The Princeton Review Names Christian G. Kasper New CFO

FRAMINGHAM, MA – June 7, 2010 - The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and online career education services, today announced that Christian G. Kasper has been named the Company’s Executive Vice President and Chief Financial Officer effective August 16, 2010. Kasper succeeds current CFO and COO Stephen C. Richards, who will retire from the Company later this month. Richards will be a consultant to the company for the remainder of 2010.

Kasper, 39, comes to The Princeton Review after a successful career in the consumer goods industry with Lifetime Brands, Inc. and Syratech Corporation. For the last year, Kasper has held the role of Director at AlixPartners, LLP where he built a strong track record of financial leadership. While there, Kasper worked as an interim executive at an award-winning educational software company. Kasper began his career with The Boston Consulting Group, and he is a graduate of the Harvard Business School and Dartmouth College.

“I am very pleased to welcome Chris Kasper as our new CFO,” said Michael Perik, Chief Executive Officer of The Princeton Review. “Chris brings strong strategic and financial skills, as well as experience in the education sector that will help guide our company as it embarks on a new significant growth phase.”

“It is exciting to join The Princeton Review at such an important time in the Company’s development,” said Kasper. “I look forward to building on the great strides that the Company has made over the past few years in becoming a broader education services leader.”

Perik also recognized the significant contribution that Richards made to the turnaround of The Princeton Review. “Steve has been instrumental in managing major developments such as our acquisition of Penn Foster and our partnership with the AFL-CIO, as well as divestitures that have given The Princeton Review new focus,” he said. “We are grateful for his dedication and hard work, and wish him well.”

“It has been a privilege to work with Michael Perik and the management team throughout this period of dynamic change and progress,” said Richards. “I leave The Princeton Review knowing that the Company is in great hands, and it will continue to break new ground in education services.”

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The Company has decided not to fill Richards’ role of COO, and will distribute operating responsibilities among the executive team. The team has recently been strengthened through the addition of Stuart Udell as head of Penn Foster, and Scott Kirkpatrick, who joined the Company in December 2009 as President of the Test Prep division, which Richards had previously overseen on an interim basis.

As an inducement to join The Princeton Review, the Company approved the grant to Mr. Kasper of an option to purchase 1,150,000 shares of common stock effective on the first day of Mr. Kasper’s employment. The option will vest over the next four years in equal quarterly installments. The exercise price of the option, which expires in ten years, will be equal to the closing price of the common stock on the first day of Mr. Kasper’s employment. The option will be granted outside of The Princeton Review’s 2000 Stock Incentive Plan and as an inducement grant pursuant to the NASDAQ Marketplace Rules.

About The Princeton Review, Inc.

The Princeton Review (Nasdaq: REVU) has been a pioneer and leader in helping students achieve their higher education goals for more than 25 years through college and graduate school test preparation and private tutoring. With more than 165 print and digital publications and a free website, www.PrincetonReview.com, the Company provides students and their parents with the resources to research, apply to, prepare for, and learn how to pay for higher education. The Princeton Review partners with schools and guidance counselors throughout the U.S. to assist in college readiness, test preparation and career planning services, helping more students pursue postsecondary education. The Company also owns and operates Penn Foster Education Group, a global leader in online education. Penn Foster provides career-focused degree and vocational programs in the fields of allied health, business, technology, education, and select trades. Nationally and regionally accredited Penn Foster High School and Penn Foster Career School (www.pennfoster.edu) are headquartered in Scranton, PA.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

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